Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements  of Precipio, Inc. on Form S-8 file no’s 333-222819, 333-41714, 333-69334, 333-139999, 333-71866, 333-196712 and 333-221804, Form S-3 file no’s 333-200313, 333-201907, 333-205793, 333-209111,  333-209112, and 333-229525,  and Form S-1 file no’s 333-227364 and 333-229478, of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern,  dated April 16, 2019,  with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2018.

Marcum LLP

Hartford, CT

April 16, 2019